As filed with the Securities and Exchange Commission on April 27, 2023

Registration No. 333-232995

Registration No. 333-266307

Registration No. 333-252045

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-232995

FORM S-3 REGISTRATION STATEMENT NO. 333-266307

POST-EFFECTIVE AMENDMENT NO. 3 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-252045

UNDER

THE SECURITIES ACT OF 1933

Provention Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-5245912
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
55 Broad Street, 2nd Floor Red Bank, New Jersey	07701
(Address of Principal Executive Offices)	(Zip Code)

Michael Tolpa

President

Provention Bio, Inc.

251 Little Falls Drive

Wilmington, Delaware 19808

(302) 636-5401

(Name, address and telephone number of agent for service)

Copies to:

Michael J. Aiello, Esq.

Sachin Kohli, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-3 (the “Registration Statements”) filed by Provention Bio, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”), to deregister any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statements:

•

Registration No. 333-232995, filed with the Commission on August 2, 2019, registering an indeterminate number of (i) shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), (ii) shares of preferred stock of the Company, par value $0.0001 per share (“Preferred Stock”), (iii) warrants to purchase Common Stock, Preferred Stock and debt securities, (iv) debt securities, (v) subscription rights to purchase Common Stock, Preferred Stock, warrants and debt securities and (vi) units;

•

Registration No. 333-252045, filed with the Commission on January 12, 2021, as amended by that certain Post-Effective Amendment No. 1 filed with the Commission on February 24, 2022 and by that certain Post-Effective Amendment No. 2 filed with the Commission on February 24, 2022, registering an indeterminate number of (i) shares of Common Stock, (ii) shares of Preferred Stock, (iii) warrants to purchase Common Stock, Preferred Stock and debt securities, (iv) debt securities, (v) subscription rights to purchase Common Stock, Preferred Stock, warrants and debt securities and (vi) units; and

•

Registration No. 333-266307, filed with the Commission on July 25, 2022, as amended on July 29, 2022, registering (i) 13,318,535 shares of Common Stock and (ii) 13,318,535 warrants to purchase shares of Common Stock.

Pursuant to the Agreement and Plan of Merger, dated as of March 12, 2023 (the “Merger Agreement”), by and among the Company, Sanofi, a French société anonyme (“Sanofi”), and Zest Acquisition Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Sanofi (“Purchaser”), Purchaser merged with and into the Company with the Company surviving the merger as an indirect wholly owned subsidiary of Sanofi. The merger became effective on April 27, 2023, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements and, in accordance with undertaking made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York, on April 27, 2023.

PROVENTION BIO, INC.

By:	/s/ Michael J. Tolpa
Name:	Michael J. Tolpa
Title:	Treasurer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.